EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference into the Registration statement on Form S8 for PayStar Communications Corporation, of our report dated March 30, 2001, relating to the financial statements of PayStar Communications Corporation and Subsidiaries for the year ended December 31, 2000.

Andersen Andersen & Strong, L.C.

By  /s/ L.R. Andersen

Salt Lake City, Utah
March 30, 2001